MANAGERS TRUST I

Amendment No. 17 to Agreement and Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

The undersigned, being at least a majority of the Trustees of Managers Trust I (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Agreement and Declaration of Trust dated December 18, 1991, as amended to date (the “Declaration of Trust”), as follows:

WHEREAS, Article III, Section 5 of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust at any time without the authorization of shareholders for the purpose of designating and establishing any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust; and

WHEREAS, the Trustees wish to redesignate certain series;

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of May 4, 2010, as follows:

Article III, Section 6 of the Declaration of Trust of the Trust is hereby amended by deleting the first sentence of such Section 6 and substituting therefore the following:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) Managers AMG FQ Tax-Managed U.S. Equity Fund, which shall consist of three classes, Class A, Class C and Institutional Class; (2) Managers AMG FQ U.S. Equity Fund, which shall consist of three classes, Class A, Class C and Institutional Class; (3) Managers California Intermediate Tax-Free Fund; (4) Managers PIMCO Bond Fund; (5) Managers AMG FQ Global Essentials Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (6) Managers Institutional Micro-Cap Fund; (7) Managers Micro-Cap Fund; (8) Managers Real Estate Securities Fund; (9) Managers Frontier Small Cap Growth Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class; (10) Managers AMG FQ Global Alternatives Fund, which shall consist of four classes, Class A, Class C, Service Class and Institutional Class; and (11) Managers AMG TSCM Growth Equity Fund, which shall consist of three classes, Investor Class, Service Class and Institutional Class.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of May 4, 2010.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber	William E. Chapman, II

/s/ Nathaniel Dalton	/s/ Edward J. Kaier
Nathaniel Dalton	Edward J. Kaier

/s/ Steven J. Paggioli	/s/ Eric Rakowski
Steven J. Paggioli	Eric Rakowski

/s/ Thomas R. Schneeweis	/s/ John H. Streur
Thomas R. Schneeweis	John H. Streur